UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2011

ACCENTIA BIOPHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	000-51383	04-3639490
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

324 South Hyde Park Avenue, Suite 350

Tampa, Florida 33606

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (813) 864-2554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ACCENTIA BIOPHARMACEUTICALS, INC.

FORM 8-K

Item 1.01. Entry into a Material Definitive Agreement.

Overview

Accentia Biopharmaceuticals, Inc. (the “Company”) and its wholly-owned subsidiary Analytica International, Inc. (“Analytica”) have entered into a series of agreements to, subject to closing conditions, sell the assets of a non-core business unit of the Company in order to strengthen the Company’s balance sheet by reducing and extending its senior secured debt and potentially providing additional funding for the Company’s ongoing biotech activities.

Asset Purchase Agreement

On October 31, 2011, the Company, Analytica, a Florida corporation, LA-SER Alpha Group Sarl (“LA-SER”), and a wholly-owned subsidiary of LA-SER (“Newcorp” and collectively with LA-SER, the “Purchaser”) entered into a definitive agreement (the “Purchase Agreement”) relating to the sale of substantially all of Analytica’s assets to the Purchaser for a maximum aggregate purchase price of up to $10 million, consisting of fixed and contingent payments. As part of the maximum aggregate purchase price payable by the Purchaser to Analytica, the Purchaser agreed to grant to Analytica, at no additional consideration, up to $600,000 worth of research services as requested by the Company to support its ongoing biotech activities.

The closing of the Purchase Agreement (the “Closing”) will occur following the satisfaction of the closing conditions set forth in the Purchase Agreement, but in no case no later than December 31, 2011. The Purchase Agreement provides that, as a condition to Closing, Analytica and the Company seek and obtain an order of the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, authorizing certain transactions related to the Purchase Agreement and the sale and conveyance of Analytica’s assets. The Purchase Agreement also requires the Company and Analytica to obtain all third party consents required for the assignment of the transferred contracts and the subleases of Analytica’s office space. If the closing conditions are not satisfied by December 31, 2011, either party may terminate the Purchase Agreement.

Analytica’s assets are currently subject to liens held by Laurus Master Fund, Ltd. (In Liquidation), PSource Structured Debt Limited, Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp., Valens U.S. SPV I, LLC, and LV Administrative Services, Inc. (collectively, “Laurus/Valens”) that were granted by the Company and Analytica. As an additional condition to the Closing, Analytica must have received an agreement or UCC-3 termination statement from Laurus/Valens releasing all claims and liens against Analytica’s assets.

In consideration for the sale of the assets, the Purchaser will, at the Closing, pay $4 million (the “Upfront Purchase Price”) by wire transfer directly to an agent of Laurus/Valens. In addition to the Upfront Purchase Price, the Purchaser will pay to Analytica additional earnout consideration (the “Earnout”), up to $6 million, based on Newcorp’s operations following the Closing, to be paid as follows:

(1) On March 31, 2012, the Purchaser will pay an amount, up to $1.5 million (the “1st Earnout Payment”), to Analytica, based upon a formula involving the aggregate gross revenue of Newcorp from the Closing through March 31, 2012, as well as the aggregate backlog of Newcorp’s business as of March 31, 2012.

(2) The Purchaser will pay up to $4.5 million (the “2nd Earnout Payment”) to Analytica. The amount of the 2nd Earnout Payment will be calculated based upon a multiple of Newcorp’s EBITDA for specified periods, with certain adjustments for payments made previously (including the Upfront Purchase Price plus the 1st Earnout Payment plus the amount of research services actually acquired by Analytica pursuant to the Purchase Agreement (up to $600,000)). If the 1st Earnout Payment is less than $1.5 million, the maximum amount of the 2nd Earnout Payment will be increased by an amount equal to the difference between $1.5 million and the actual 1st Earnout Payment.

(3) The Purchaser may, on or before March 31, 2012, elect to reduce the maximum amount of the 2nd Earnout Payment from $4.5 million to $3 million by paying such amount in full on or before June 30, 2012. Upon such payment, the Purchaser will not be obligated to make any further earnout payments, including the 2nd Earnout Payment.

Pursuant to the Purchase Agreement, the Company and Analytica agreed that, for five (5) years following the Closing, neither the Company, Analytica nor their subsidiaries or affiliates will engage, directly or indirectly, in the healthcare consulting business, nor will they employ any of Anaytica’s pre-Closing employees or representatives.

Agreement with Laurus/Valens

In connection with the aforementioned Purchase Agreement, the Company entered into an agreement with LV Administrative Services, Inc. (“LV”), as agent for and on behalf of Laurus/Valens (the “Lender Agreement”), whereby Laurus/Valens, conditioned upon receipt of an upfront payment in an amount of a minimum of $4 million, (1) consented to the transactions contemplated by the Purchase Agreement and released all liens and security interests on Analytica’s assets to be sold to the Purchaser, (2) waived any right to any of the Earnout payable pursuant to the Purchase Agreement, (3) extended the maturity date of the Company’s outstanding term notes held by Laurus/Valens (the “Term Notes”) from November 17, 2012 to November 17, 2013, and (4) modified the obligation set forth in the Term Notes that previously required the Company to pay thirty percent (30%) of any capital raised by the Company to Laurus/Valens as a prepayment on the Term Notes. As a result of the Lender Agreement, if the Company completes a capital raise prior to March 31, 2012, the Company will not be required to use the proceeds from such capital raise towards the prepayment of the Term Notes, unless such capital raise exceeds $5 million of net proceeds.

* * *

The foregoing does not purport to be a complete description of the Purchase Agreement or the Lender Agreement, and is qualified in its entirety by reference to the full text of such documents, which will be attached to the Company’s Annual Report on Form 10-K for the fiscal year ending September 30, 2011.

Item 9.01.	Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of the exhibits that are included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Samuel S. Duffey
Samuel S. Duffey
President and General Counsel

Date: November 4, 2011

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